Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Latin America Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-222515) on Form S-8 of Liberty Latin America Ltd. of our report dated July 21, 2017, with respect to the consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows of Liberty Latin America Ltd. and subsidiaries for the year ended December 31, 2015, and the related financial statement schedule II, which report appears in the December 31, 2017 annual report on Form 10-K of Liberty Latin America Ltd.

/s/ KPMG Auditores Consultores Ltda

Santiago, Chile
February 14, 2018